UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________________________________________

Date of Report (Date of earliest event reported): January 31, 2008

INNOVATIVE CONSUMER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-140685	87-0719383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5340 S. Procyon St., Las Vegas, NV	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 740-1740

10436 Gwynns Falls, Las Vegas, NV 89183
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K
PACIFIC SYNDICATED RESOURCES, INC.

Item 1.01.  Entry into a Material Definitive Agreement

The Merger

On January 31, 2008, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with World Series of Golf, Inc., a privately held Nevada corporation (“World Series”), and WSG Acquisition, Inc. (“Acquisition Sub”), our newly formed wholly-owned Nevada subsidiary. In connection with the closing of this merger transaction, World Series merged with and into Acquisition Sub (the “Merger”) on January 31, 2008, with the filing of articles of merger with the Nevada Secretary of State.  Subsequently, on February 1, 2008, we merged with our Acquisition Sub in a short-form merger transaction under Nevada law and, in connection with this short form merger, changed our name to World Series of Golf, Inc., effective February 1, 2008.

In addition, pursuant to the terms and conditions of the Merger Agreement:

• Each share of World Series common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of our common stock. As a result, the shareholders of World Series received 14,400,000 newly issued shares of our common stock.

• We assumed and adopted the incentive stock option plan of World Series, which provides for the issuance of options to purchase up to 2,000,000 shares of common stock.  To date, no options have been issued under this plan.

• Following the closing of the merger, in a separate transaction, our former Chief Executive Officer and sole director and one of our other shareholders agreed to cancel and return a portion or all of their common stock into treasury.  In total, these shareholders retired 12,605,025 shares of common stock.

• As a result, following these events, there were 21,399,999 shares of our common stock issued and outstanding.

• Our board of directors was reconstituted to consist of R. Terry Leiweke, John Slitz, and Nancy Slitz who, prior to the Merger, were the directors of World Series.

• World Series provided customary representations and warranties and closing conditions, including approval of the Merger by a majority of its voting stockholders.

As of the date of the Merger Agreement and currently, there are no material relationships between us or any of our affiliates and World Series, other than in respect of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets

As used in this Current Report on Form 8-K, all references to the “Company,” “ICSU”, “we,” “our” and “us” or similar terms, refer to Innovative Consumer Products, Inc., including its predecessors and its subsidiaries, except where the context makes clear that the reference is only to World Series. Information about the Company and the principal terms of the Merger are set forth below.

Merger

The Merger. On January 31, 2008, in accordance with the Merger Agreement dated January 31, 2008, World Series merged with and into our Acquisition Sub, and the stockholders of World Series received the right to receive one share of our common stock for each issued and outstanding share of World Series’ common stock. As a result, at closing, in exchange for 100% of the outstanding capital stock of World Series, the former stockholders of World Series had the right to receive 14,400,000 shares of our common stock, which represented approximately 67.29% of our outstanding common stock following the Merger and related transactions.

At the time of the Merger, we did not have any options to purchase shares of capital stock outstanding. However, at the time of the Merger, World Series had adopted an in incentive stock option plan allowing for the issuance of options to purchase up to 2,000,000 options to purchase shares of capital stock. As of the date of the Merger, no options had been issued under this plan.  This option plan was adopted and assumed according to the Merger Agreement.

There were 19,605,023 shares of our common stock outstanding before giving effect to the stock issuances in the Merger, the cancellation of certain shares by our sole officer and director and one of our other shareholders, and the closing of our private placement. Following these events, there were 21,399,999 shares outstanding, including:

Shares	Held by:
14,400,000	World Series Shareholders
6,999,999	Existing shareholders

The shares of our common stock issued to former holders of World Series’ capital stock in connection with the Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

Prior to the Merger, there were no material relationships between us and World Series, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

General Changes Resulting from the Merger. We intend to carry on the business of World Series as our primary line of business. Our intention is to cease our prior business by terminating all business operations associated with our prior business. We have relocated our principal executive offices to 5340 S. Procyon St., Las Vegas, NV and our telephone number is (702) 740-1740.

Our original plan of operations was to complete manufacture of several alternative prototypes of the Purse Hook, which is a proprietary clamp/hook device that attaches to the edge of a table or other surface to provide a safe and elevated place to store a purse.  We had planned to secure U.S. and non-U.S. patent protection of its design, and to begin marketing of the product to manufacturers and wholesalers worldwide.  As a consequence of the Merger, we will no longer pursue development of this product and have already assigned all intellectual property related to the product back to its inventor, who has agreed to indemnify us against any related liabilities.

Pre-Merger stockholders of World Series will be required to exchange their existing World Series stock certificates for our certificates. Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of January 31, 2008, our shares were quoted on the OTCBB under the symbol “ICSU.” We anticipate that our symbol will change in the near future as a result of the change in the Company’s name to “World Series of Golf, Inc.”

The Merger and its related transactions were approved by the holders of a requisite number of shares of (i) World Series’ common stock by written consent in lieu of a meeting, and (ii) WSG Acquisition, Inc.’s common stock by written consent in lieu of a meeting. Under Nevada corporate law, World Series stockholders who did not consent to the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that World Series pay them the fair value of their shares. Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger.

Changes to the Board of Directors. Immediately prior to the effective time of the Merger, Dawn Marie Hughes resigned as our sole officer and director. Pursuant to the terms of the Merger Agreement, R. Terry Leiweke, John Slitz, and Nancy Slitz who, prior to the Merger, were the directors of World Series, were appointed as our directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment; Change of Control. The Merger is being accounted for as a “reverse merger,” as the stockholders of World Series own a majority of the outstanding shares of our common stock immediately following the Merger and now control our board of directors. World Series is deemed to be the accounting acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations of World Series prior to the Merger will be reflected in the financial statements and will be recorded at the historical cost basis of World Series. Our consolidated financial statements after completion of the Merger will include the assets and liabilities of both companies, the historical operations of World Series, and our operations from the closing date of the Merger. As a result of the issuance of the shares of our common stock pursuant to the Merger, a change in control of the Company occurred on the date of the consummation of the Merger. Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a future change of control of the Company. We will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger.

Description of Our Company

We were originally incorporated on June 30, 2006 in Nevada. Our original plan of operations was to complete manufacture of several alternative prototypes of the Purse Hook, which is a proprietary clamp/hook device that attaches to the edge of a table or other surface to provide a safe and elevated place to store a purse.  We had planned to secure U.S. and non-U.S. patent protection of its design, and to begin marketing of the product to manufacturers and wholesalers worldwide.  As a consequence of the Merger, we will no longer pursue development of this product and have already assigned all intellectual property related to the product back to its inventor, who has agreed to indemnify us against any related liabilities.

World Series is in the sports and entertainment industry. It conducts golf tournament events under a patent pending method of play format, similar to Texas Hold ‘Em poker. The Company produces its own content for television, broadband and online applications.  World Series was incorporated in Nevada on December 9, 2003, and conducts operations from its headquarters located at 5340 S. Procyon St., Las Vegas, Nevada, 89118.

The Company

The Company is in the sports and entertainment business. Its premiere event is a golf tournament played under a patent pending format similar to Texas Hold ‘Em poker.  The Inaugural World Series of Golf was played May 13-16, 2007 in Las Vegas, Nevada and aired on NBC Sports. The event was hosted by the MGM Mirage - the official casino and hotel of the World Series of Golf. The event featured two Las Vegas style wrap-around parties - opening night and closing night. The three day event with single day elimination was played at Primm Valley Golf Club with 60 players participating.  The event was viewed in over 2 million households on NBC Sports and had over 96 million internet impressions. It aired on SKY Sports in Europe and was featured in local, national and regional coverage including the AP wire service.

The 2008 World Series of Golf will be played the week of May 12-15. There are more applicants than playing positions and the event is expected to double in size.  Our objective is to build a global brand with the finals bringing players from all over the world to Las Vegas and creating the largest payout of any golf tournament in the world. The World Series of Golf is also preparing to launch the World Series of Golf Europe and The World Series of Golf Online.

The Company also owns the rights to a number of other event titles, including the “World Series of Men’s Professional Golf™”, ”World Series of Women’s’ Professional Golf™”, “World Series of Amateur Golf™”, and the “World Series of Club Championship Golf™”. An application for the mark “World Series of Golf®” was filed in Canada on December 6, 2004 and was approved by the Canadian authority on September 27, 2005. The Company filed an international application for the World Series of Golf® game format in any of the countries which are members of the Patent Cooperation Treaty.  A United States patent application was filed for the World Series of Golf® game format with the United States Patent Trademark Office on October 5, 2004. The application is now patent pending.

Principal Products and Services

The Game – WORLD SERIES OF GOLF TOURNAMENT PLAY

The World Series of Golf® is a new golf tournament format incorporating the great game of golf with the popular game of poker. The World Series of Golf® is the Texas Hold ‘Em of golf and features a hole-by-hole hit and bet, no limit amateur prize tournament.  Players may bet, raise, check or fold after each round of shots with no limit.  Players may go “all in” even if they cannot match the bet.  Ties will split the pot.  In the event everyone ties a hole, antes will carry over to the next hole.  Players are eliminated when they cannot ante on a hole and may not buy back in.  In the event of an “all-in” tie that results in the combined ante carried over, a contestant will not be eliminated for being unable to meet the minimum new ante.  He will play that hole as “all-in”.  A dealer will be with each group to keep track of all wagers.

A draw will be made on the first hole to determine the order of play.  Player “one” will control the bet (button) on the first hole; player “two” will control the bet (button) on the second hole; player “three” will control the bet (button) on the third hole; player “four” will control the bet (button) on the fourth hole.  On the fifth hole, the rotation starts again, until the end.  All par three’s have an ante and the first wager is made prior to any player hitting a shot. The player who has the button makes the first wager prior to hitting the first shot.

The following is an illustration of the order events for a World Series of Golf tournament.  This illustration is based upon the plans for our second annual tournament in Las Vegas.  Our second annual World Series of Golf is planned for May of 2008 and is expected to feature 125 players who will buy-in to the tournament with $10,000 each.

Round One

For the first round of the tournament, the 125 players will be randomly drawn and placed into 25 fivesomes.  As a result of the $10,000 per-player buy-in, each player’s bank will be $10,000.00 at the beginning of the World Series of Golf.  Play will commence with preset tee times.  The winner of each group will advance to play the other winners in the second day of competition.

On the first three holes of competition, players will ante $100.00 and double every three holes until the round is completed (holes 1-3 = $100; holes 4-6 = $200; holes 7-9 = $400; holes 10-12 = $800; holes 13-15 = $1,600; holes 16-18 = $3,200).  The minimum bet starts at $100.00 and players can go “all in” at any time. Any increases must be in $100.00 increments.  The match continues until only one player in each foursome remains to play Round Two.  If necessary, a playoff would continue the formula of doubling the ante, i.e., the first through third playoff holes would be $6,400 ante and the fourth hole would increase to a $12,800 ante, etc.

Round Two

The 25 players who advance to Round Two will be placed into five fivesomes. Each player’s bank at the beginning of Round Two will be set at $50,000.00 in World Series of Golf player’s cash. The winners of each of the five fivesome will advance to the final round of competition.

On the first three holes, the ante will be $500.00 and will double every three holes until the round is completed (holes 1-3 = $500; holes 4-6 = $1,000; holes 7-9 = $2,000; holes 10-12 = $4,000; holes 13-15 = $8,000; holes 16-18 = $16,000).  The minimum bet starts at $500.00 and players can go “all in” at any time. Any increases must be in $500.00 increments.  The match continues until only one player remains in each of the five groups.  The five group winners from Round Two will advance to play in the Finals.  If necessary, a playoff would continue the formula with the antes doubling on each playoff hole.

Round Three – the Finals

Five players will play in one fivesome in the final round.  Each player’s bank at the beginning of Round Two will be set at $250,000.00 in World Series of Golf® player’s cash.

On the first three holes, the ante will be $2,500.00 and will double every three holes until the round is completed (holes 1-3 = $2,500; holes 4-6 = $5,000; holes 7-9 = $10,000; holes 10-12 = $20,000; holes 13-15 = $40,000; holes 16-18 = $80,000).  The minimum bet starts at $2,500.00 and players can go “all in” at any time. Any increases must be in $2,500.00 increments.  The match continues until a winner is determined as the grand champion of the World Series of Golf.  If necessary, a playoff would continue the formula of doubling the ante on every hole.

As an illustration of player payouts at the end of a tournament, we plan to pay the following prizes to the top twenty-five finishers:

Player Payouts:
Winner	$250,000.00
2nd Place	60,000.00
3rd Place	50,000.00
4th Place	40,000.00
5th Place	30,000.00
6th Place-25th Place	10,000.00

Recap of Inaugural World Series of Golf Tournament

The Inaugural World Series of Golf was played May 13-16, 2007 in Las Vegas, Nevada. The event was hosted by the MGM Mirage and featured Las Vegas style wrap-around parties held on opening night and closing night. The single elimination tournament was played at Primm Valley Golf Club with 60 players participating.  The players competed in 15 foursomes on day one.  Fifteen players advanced to day two, where they competed in three fivesomes. Five players competed in one fivesome played in the finals on day three.  In the first two rounds, the players were placed into pre-flighted groups based on accredited handicaps in an attempt to insure that all players played against those with similar skill sets in the early rounds.  The first round was very competitive, with eight of the fifteen matches going on to extra holes. On day two, three of the five matches went to extra holes. Depending on the flight that the player advanced through, the final day was played with staggered tees.  We believe this format proved be fair and led to a more compelling competition. The winner of the inaugural event was an 11 handicap.

The inaugural event of the World Series of Golf attracted dozens of golf and gambling enthusiasts that had skill levels ranging from a 2-handicap to a 40+.   The players came from all walks of life and included one of the top money winners on the professional poker tour, a 60-year old retired railroad conductor from Colorado, a milkman from Chicago, a professional blackjack player, and a chef from one of Las Vegas’ five-star restaurants.  The field of competition featured three female golfers, including the CEO of a large construction company, a former Miss Nevada, and a former Bond Girl.

D.R., a Las Vegas-based professional gambler, took part in the tournament in between conducting his duties as an official judge for the Hawaiian Tropic Beauty Pageant which was held concurrently at the Mirage Hotel & Casino, the host hotel for the World Series of Golf.  Other notable personalities playing in the inaugural tournament included three top-five finishers from recent World Series of Poker events, a former NFL quarterback, and a former major league baseball player.

The champion of the inaugural World Series of Golf was a day trader once named “most eligible bachelor” in his hometown of Newport Beach, CA who had recently quit his job to “take some chances in life.” The 2007 champion sealed his victory by betting “all-in” on his approach shot on the 373-yard par-4 16th hole at Primm Valley Golf Club.

As part of the inaugural World Series of Golf telecast, the producers weaved the real-life stories and varied backgrounds of the players into the fabric of the golf tournament telecast, providing viewers at home the opportunity to get to know these players and start to care about them. We believe the first world Series of Golf broadcast featured people that were engaging and interesting to watch, a key factor that we believe is often lost in televised golf today.

We accumulated over 275 beta tapes in the coverage of our inaugural event. The event was aired on NBC Sports on June 23rd and 24th and was seen in almost 2 million households. Additionally, it aired in the U.K. on SKY Sports.

Television Strategy

We anticipate that television will be one of the primary revenue generators for our business.  We hope to continue to structure our broadcasts in the manner of reality shows where viewers can follow the background stories and play-by-play struggles of relatable and interesting ‘common person’golfers. We believe this type of presentation and approach to our tournaments will lead to more watchable and compelling television than the professional golf tournaments that are commonly broadcast on television today. Through our player application process, we will attempt to select a varied playing field for the World Series of Golf that will provide viewers with a number of memorable characters and interesting story lines.   We are currently working with Van Wagner Sports Group, an organization which provides customized media sales and consulting services, to further develop our television strategy.

The initial programming for the first World Series of Golf Tournament was televised on NBC. As a lead-in to the tournament coverage for our 2008 event, we plan broadcast a number of encore presentations of footage from the 2007 event. We expect that our television programs will primarily be post production events.  In the future, we hope to expand our programming content with coverage of additional satellite qualifying tournaments which may be held both U.S. and internationally. Our focus for each broadcast will be to create compelling storylines through the use of a reality-type production format.

Tournament Operations and Management

For on-course management of our World Series of Golf events, we utilize the services of Octagon, a global sports and entertainment marketing firm.  Through the event management company, we provide training of tournament personnel, hardware, software, signage, training and maintenance support.  The event management company is also responsible for maintaining the accuracy of the rules of the tournaments.

To insure a well-rounded field of players who are more likely to present compelling television footage, potential players in the World Series of Golf submit to an application process. We are currently accepting applications for our 2008 annual tournament and we expect to cap the event at 125 players.  Players for the 2008 World Series of Golf will arrive in Las Vegas on Monday, May 12.  An opening night draw party will be held on Monday evening. Twenty-five groups will play the Day One single-day elimination round.  The players advancing out of Round One will get paid. On Day Two, twenty-five players will compete in five fivesomes. Five players will advance to the finals played on Day Three, Thursday, May 16.  The five finalists will play for $430,000 in prize money. The winner will receive $250,000.00. We will conclude the event with a closing night Las Vegas extravaganza party at the host hotel, The Mirage.

The Mirage hotel and casino is the official hotel and casino host for our Las Vegas event.  The Mirage is located in the heart of the strip in Las Vegas and has over 3,000 rooms and over 100,000 square feet of gaming area. The Mirage will provide a command center and the gathering point for our Las Vegas tournaments and will be the location for our wrap-around social events related to the tournament.

In the future, we plan to attract player registration for our events in two fashions. The first method would be through sponsor-paid exemptions. These playing spots would be paid for by our event sponsors to be utilized by the sponsors in their course of business. The second method would be through an awareness campaign designed to push potential players to our Internet site.

Internet Video Games – Joint Venture With World Golf Tour

We are currently working with the World Golf Tour (WGT) to develop our patent-pending method of conducting golf tournaments play for online play. WGT (website: www.worldgolftour.com)designs and develops video games to be played on the Internet. We believe that the Internet has proven to be a superior medium for the modern day lifestyle, with the on-demand nature of the media combined with instant communications bringing people together quickly and affordably. Taking our example from the emergence of online poker from the traditional live game of poker, we hope to expand our business model to the Internet by attracting golfers and golf enthusiasts who play computer games to an online version of the World Series of Golf.

WGT is currently offering is a patent-pending broadcast-quality virtual golf game that connects people online, enabling them to compete in golf tournaments and golf contests. The WGT’s current online golf game enables a player to interact with a community and start playing online immediately, with no need to install or download the game.

In cooperation with the highly qualified key personnel at WGT, we hope build upon WGT’s progress in developing virtual golf games for the Internet to build an on-line version of the World Series of Golf which can be played by multiple players together online and in a real-time tournament format.
 & LICENSING
Marketing

We will directly market our tournaments to the general public. We plan to work with the marketing department of the Mirage to tailor a marketing plan for our annual Las Vegas event. We anticipate that a portion of the sponsorship fees will be used to promote the tournament.  Advertising within The Mirage property may include in-house television channels, plasma boards, outside marquee signs, table tents, flyers, slot toppers and show cards to stimulate curiosity and tournament play. The Company will also seek to align itself with high-end publications that talk directly to our marketplace.

Internet

The Internet is our primary communication tool and provides our primary registration process. Our website has been developed in cooperation with OMS Online, a national website and ecommerce operators.  Our website went live in June of 2006 and started taking player applications from the public in July of 2006.   Through the website, we are now taking player applications for the 2008 event.On our website, we have been able to develop a series of links which include the Las Vegas Convention and Visitors Authority, our casino host, sponsors, golf publications, and search engines.

OMS online has also developed an online e-commerce store for the World Series of Golf® which integrates into the OMS e-commerce solution.   Through our online store, we offer a variety of World Series of Golf logo and branded merchandise.

Although our primary Internet domain is worldseriesofgolf.com, we own a number of domain names including:

theworldseriesofgolf.com	theworldseriesofgolffinals.com
theworldseriesofgolflasvegas.com	worldseriesofgolf.info
worldseriesofgolf.tv	worldseriesofgolffinals.com
worldseriesofgolflasvegas.com	worldseriesofgolftournament.com
wsglasvegas.com	wsglv.com
britishworldseriesofgolf.com	canadianworldseriesofgolf.com
worldseriesofgolf.net	europeanworldseriesofgolf.com
worldseriesofgolf.org

Publications

The Company has agreed that GolfWorld,a Conde Nast publication and a part of the Golf Digest family of magazines, will be our exclusive golf publication. GolfWorld is a weeklysubscriber based publication withalmost 300,000 subscribers.  Locally, Vegas Golfer magazine provides a special annual issue covering the World Series of Golf.

Intellectual Property

Mr. Kenneth L. Maul, our former Secretary/ Treasurer and a former director, is the inventor of the World Series of Golf game. On October 5, 2004, Mr. Maul submitted a U.S. utility patent application (Application No. 10/958,933) for the invention, entitled “Method for Conducting Sports Tournaments With Wagering.” The patent application is currently pending with no action having been taken by the Patent Office as of this date.  Mr. Maul has assigned all right, title and interest in the patent application to WSG.  M & S Investments LLC, a limited liability company owned 50/50 by Mr. Maul and Mr. John Slitz, our Chairman and a director, has obtained U.S. Trademarks for World Series of Golf®; World Series of Professional Men’s Golf™, World Series of Professional Women’s Golf™, and World Series of Amateur Golf™. M&S Investments has also applied for U.S. trademark protection for “World Series of Golf Club Championship.” M&S Investments has assigned all rights to these marks to WSG. The Company intends to protect any future products it develops through a combination of patents, trademarks and copyrights.

Research and Development Expenditure

We have not incurred any research or development expenditures since our incorporation.

Employees

As of January 31, 2008, the Company had five employees, including the three officers of the Company. The Company does plan on hiring additional employees in the future.

Legal Proceedings

We are not a party to any pending legal proceedings. Pursuant to the terms of the Merger, responsibility for any liability emerging from our pre-merger business relies wholly with our pre-merger management.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. To the extent that any statements made in this Report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,”

believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in “Risk Factors” and include, without limitation:

• Our limited and unprofitable operating history;
• the ability to raise additional capital to finance our activities;
• legal and regulatory risks associated with the Merger;
• the future trading of our common stock;
• our ability to operate as a public company;
• general economic and business conditions;
• the volatility of our operating results and financial condition; and
· our ability to attract or retain qualified senior scientific and management personnel.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K.

Information regarding market and industry statistics contained in this Report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

Management’s Discussion and Analysis or Plan of Operation

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K.

The following discussion reflects our plan of operation. This discussion should be read in conjunction with the audited financial statements of World Series for the fiscal years ended December 31, 2005 and December 31, 2006 and the audited financial statements for the nine-month period ended September 30, 2007. This discussion contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. These statements involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report on Form 8-K, particularly under the headings “Forward Looking Statements” and “Risk Factors.”

Strategic Plan

Our strategic plan is based on management’s belief that it will take three successful events, along with the development of an online accessible game, to obtain acceptance of the World Series of Golf® as a method of play and establish it as a brand in the mind of players.   The first event being viewed by management as a means to prove the game concepts works and establish it as an authentic concept.  The second event being seen as the means to show that the game can be grown and that the first event was not just a fluke.  The third event being viewed as the means to validate the game in the mind of players and the public generally.

Management sees the development and acceptance of the Online game as critical to getting the game’s method of play to a significantly larger number of players than would be possible if we only offered a land based event.  The larger number of players and greater regularity of game events, are expected to raise significantly more revenues for us over time.

We succeeded in completing the inaugural event in Las Vegas on May 13-16, 2007.  According to the statistics we received, it was viewed in over 2 million households on NBC Sports and had over 96 million internet impressions from our online component. It aired on SKY Sports in Europe and was featured in local, national and regional coverage in the U.S., including the AP wire service.  The 2008 annual event is being planned for the week of May 12-15, 2008 and management expects to double the size of the event to 125 competitors.    Our online component is in the process of development and should be released in a beta test format during the second half of the year, with a public launch targeted for 2009. At this time, our third major event in Las Vegas is expected to be planned for the following year at about the same time of year, in May 2009.

Year One -- Proof of Concept and Establishing Authenticity

During the year ended December 31, 2007, our primary objective was to establish proof of our unique concept and to create an authentic and successful event based upon our proprietary method of tournament golf play.  Our first tournament was viewed by over 2 million households and has generated a very positive overall response.  The popularity of the inaugural 60-player event has led to more applicants than player positions available for the expanded 125-player tournament planned for May 12-15, 2008.

Management believes it has succeeded  in establishing the World Series of Golf game format as a legitimate and enjoyable method of play.  Our strategy going forward in 2008 will thus be to expand and broaden the game play and acceptance generally.

Year Two -- Event Growth and Online Development

Our plan of operations for the 2008 fiscal year will build upon the success of our inaugural event  and will focus on two distinct but complimentary methods of play: land based events and online play.

Growth of Land-Based Events

Our land-based tournament events generate revenue directly through the $10,000 buy-in paid by each tournament player.  To expand the revenues created directly by our land-based events, we must expand the number of tournaments and players.  Our flagship World Series of Golf tournament will continue to be played in Las Vegas, Nevada for the foreseeable future as it continues to grow in size.   In this regard, we have increased the number of players from 60 to 125to accommodate the number of player requests, which have already exceeded the number of spots available.

In addition, we hope to open a London office with partners in 2008 in order to expand operations and play into Europe. Our first European event is projected to take place in Penha Longa, Portugal and is tentatively scheduled for September or October of 2008.  Our European events are expected to be varied in size, but all played under our patent pending format. We anticipate the events to be similar to those hosted in Las Vegas, featuring a buy-in for each player (projected to be £10,000) and a three-to-four day elimination tournament. We will also explore the creation of made-for-television events (i.e., USA vs. Europe) played in a Ryder Cup style. Many of our current partners, vendors and affiliates have a global presence. These global ties are expected to provide valuable assistance with the expansion of our tournaments to Europe and beyond.

Another part of of plans for growing our land based events involves television and broadband media.  Under our current broadcast media strategy, we retain the broadcast rights to our events and related content and air the events through the purchase of broadcast time from a major network.   Revenues are then generated through the sale of advertising sponsorships.  In the short term, this strategy foregoes the potentially higher net revenues which may be attainable through an outright sale of the television rights to our events.  At the current time, however, we believe the long term interests of the company are better served by increasing our media presence and growing and expanding the awareness, appeal, and overall value of our events and the related telecast rights.  We thus plan to continue this strategy through the end of the 2008 fiscal year.

Ultimately, after we have better established our game as a compelling television event, we would like to find a permanent telecast home for flagship event in Las Vegas.  The primary contenders for a permanent relationship at this time would be The Golf Channel in the U.S. and SKY Sports in Europe.

Our inaugural event was aired on NBC. It generated a .9 rating (about 2 million households). As with any first year event, however, it was difficult to find the proper pacing. The NBC telecast was therefore acceptable, but not exemplary. We believe the game is better shown on TV as a reality show in episodic form rather than as a golf tournament. Not completely satisfied with the results obtained in the inaugural telecast, we have hired Echo Entertainment in Los Angeles, post production specialists, who primarily edit poker based shows (including NBC’s Poker After Dark). We have also approached Comcast/The Golf Channel with the idea of repurposing parts of the ‘07 footage.  If The Golf Channel green-lights the project after viewing the pilot, we would air 4-6 one hour reality based episodes repurposing the ‘07 footage as a teaser just prior to our ‘08 event.

We re-aired our 2007 NBC telecast on SKY Sports in Europe.  We received favorable response and are currently engaged in conversations whereby SKY Sports would be the home of The World Series of Golf and air our European events when played.     The European destinations that would host our events are searching for television exposure and having thus having a strong European media partner would strengthen our position immensely.

Broadcasting our events through SKY Sports may also provide additional opportunities through their subscription service known as “In-Play.”  This service allows for viewers in Europe to participate in legal, real-time wagering on live sports events during play.   The potential for broadcasting a World Series of Golf event in conjunction with this service has raised SKY Sports’ interest in made-for-television events that could be aired live utilizing our format. Conversations in this regard are currently ongoing.

Online Game Development

Management believes that much of our potential for long-term growth resides with the development of an online game and revenue base.  The number of participants in our land-based events is inherently limited by the requirements of bringing players together in one place, by the $10,000 high-stakes buy-in, and by the logistical challenges that will mount in any live event as more and more participants are added.   By bringing our proprietary game to the Internet, we hope  to transcend these limitations.

The online game being developed in partnership with the World Golf Tour  will contain several valuable features: it will (1) require users to register; (2) allow people to play and get familiar with our format and (3) encourage the development of a social networking community related to the game and its online play.  Through the online game, the World Series of Golf we expect to be able to conduct events 24 hours a day, seven days a week. Players will be able to compete varied types of play, including 3 hole, 6 hole, 9 hole, or 18 hole events. Most of these events will be buy-in events.  Registered players will acquire credits and then use these credits to participate in the online events they choose. Management expects this to not only drive revenue, but give the users an opportunity to learn the format.

We plan to launch our beta site, featuring a three hole game, in the second half of 2008 and anticipate our fully functional online site to go live in 2009. We anticipate leveraging our land based events, media and strategic partner relations to drive traffic to the online game site.

Once a critical number of players have familiarized themselves with our game and have refined their skills using our U.S.-based online game, we will explore opportunities to incorporate online gaming into the online games. Under the terms of our agreement with The World Golf Tour, we have the right to license the operating system being developed to create a gambling platform to put on top of our game and operate in those parts of the world where online gaming is legal.

Year Three -- Validity and Long-Term Success

Management believes that the 2009 fiscal year upon the completion of our third inaugural event will be the turning point at which we will be able to establish our business as a viable growing concern that is well positioned for long-term profitability and success.  The successful completion of our third flagship World Series of Golf event in the Spring of 2009 is expected to put us over the proof of concept stage and establish the long term staying power of our brand.  Also during 2009, we expect to launch the fully-functional version of our online game site and to begin building our online following and community, generating the increase revenues we will need to grow the business over time.

Financing

From our inception through the end of 2007, our operations and development have been funded with private equity investments, which have been the source of approximately $4.5 million in operating capital to date.  Through the Merger, we have become a public reporting company whose common stock is quoted on the Over the Counter Bulletin Board.  We believe that our transition to public status will assist us in gaining access to broader sources of capital than were available to us as a private company.

Immediately following the Merger, we will embark on a financing of up to $5 million in the form of convertible debentures.  The funds raised through this financing, together with our current cash on hand and projected revenues, should enable us to perform our planned operations and business development activities throughout the 2008 fiscal year.

In the second half of 2008, we expect to embark on a larger equity financing with the goal of raising capital sufficient to fund our long term expansion and development efforts.  This financing will seek to raise between $10 million and $20 million, primarily from institutional investors.

Regulation

The Company is not currently subject to direct regulation by any governmental agency, other than laws and regulations generally applicable to businesses. Our gaming law counsel has opined that the wagering involved in our unique form of golf tournament play constitutes a method of keeping score and not a form of gaming subject to control and/or regulation by the Nevada Gaming Commission.  In addition, our counsel has opined that our planned online games to be offered via the Internet are games of skill and not gambling subject to federal regulations regarding Internet gambling.

It is possible, however, that our golf tournaments and online games could become the subject of future federal or state gaming legislation or regulations or that federal or state authorities could take the position that our planned activities are subject to existing regulations.  In addition, it is possible that a number of laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet.  Please see “Risk Factors” for more information.

Compliance with Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Critical Accounting Policies

Our significant accounting policies are described in Note 2 of the Financial Statements.

Operations

ICSU generated no revenue for the nine months ended October 31, 2007. During the same period, ICSU incurred expenses in the amount of $3.045, all of which was general and administrative. These expenses and lack of revenue led to a loss of $3.045 for the nine months ended October 31, 2007.

World Series generated $1,169,544 in revenue for the nine months ended September 30, 2007. During the same period, World Series incurred operating expenses in the amount of $5,042,706, of which $4,652,706 was general and administrative, and $390,000 was sponsor expenses.  World Series’ total net loss for the nine months ended September 30, 2007 was $4,440,263.

On a combined, pro-forma basis, for the nine month period ended September 30, 2007, the combined companies generated a combined loss of $4,443,308.

Liquidity and Capital Resources

As of October 31, 2007, ICSU had Current Assets consisting entirely of $15,075 in Cash and Cash Equivalents. As of October 31, 2007, ICSU had Current Liabilities in the amount of $3,795.

As of September 30, 2007, World Series had Current Assets in the amount of $265,443, consisting of $69,903 in Cash and Cash Equivalents and $195,540 in Accounts Receivable. As of September 30, 2007, World Series had Current Liabilities in the amount of $339,815, consisting of $285,315 in Accounts Payable and $54,500 in Accrued Expenses. This combination of assets and liabilities results in working capital deficit in the amount of $74,372 for World Series as of September 30, 2007.

As of September 30, 2007 our combined pro-forma Financial Statements indicate that we had a combined working capital deficit of $63,092.

We have not attained profitable operations and may be dependent upon obtaining financing to pursue our long-term business plan.  For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

The Company has approved a $5.5 million operating budget for 2008.  We expect to generate revenues consisting of $1.25 million in player buy-ins for our annual Las Vegas tournament.  Our goal and expectation is to generate approximately $1.5 million to $2 million in sponsorship sales, including $500,000 to $750,000 for the title sponsorship.  Additional revenues would be realized from player buy-ins and sponsorship sales from our first European event tentatively slated for late 2008, as well as international distribution of our content by IMG.  Finally, the company’s stock purchase and licensing agreements with The Custom Group call for a total of for $2 million to be paid to us at a rate of  $200,000 per month beginning January, 2008

We believe that our planned convertible debenture financing, together with our anticipated revenues and cash-on-hand, will allow us to meet our budget and execute on our strategic plan during the 2008 fiscal year.

RISK FACTORS

The following are certain identifiable risk factors for World Series’ business operations.  Risk factors related to our former business operations have been excluded but can be found in prior filings with the Securities and Exchange Commission.

Risks Related To Our Financial Condition and Business Model

Because we have a limited operating history, we are subject to the risks of failure associated with any new business ventures.

In order for the Company to be successful, the Company's golf tournaments must be played to meet high quality of the golfing industry standards. The tournaments the Company’s plans involve various risks and uncertainties including unforeseen costs or origination difficulties and the possibility that anticipated efficiencies or economies of scale will fail to materialize. There is no assurance that the Company will successfully manage these tournaments, which may result in a material adverse effect on the Company's business, operating results and financial condition.

Because we have a history of losses, our future financial results are uncertain.

The Company has incurred net losses of $1,181,960.08 since January 1, 2007 and has incurred net losses since its inception.  There can be no assurance of when or if the Company will be profitable in the future. The Company has only recently begun to generate revenues. As the Company continues to implement its growth strategy, it intends to make significant expenditures in sales and marketing, research and development and general and administrative activities. The Company expects that it will generally incur these expenses in advance of anticipated related revenues, which may further increase operating losses in some periods. As a result of its expansion, The Company expects to continue to incur significant operating losses and negative cash flows from operations for the next twelve months. It is possible that the Company may never achieve favorable operating results or profitability.

Because we have a limited operating history, financial forecasting and evaluations regarding our business are difficult.

Since the Company’s inception in December 2003, its limited operating history makes it difficult to forecast future operating results. The Company's revenue and income potential is unproven.  Since the Company does not have a long history upon which to base forecasts of future operating results, any predications about future revenues and expenses may not be as accurate as they would be if the Company had a longer business history. The Company conducted its first tournament event in 2007 and has earned gross revenues of $1,169,544 since January 1, 2007.  Future revenues will depend on the Company’s ability to successfully market existing tournaments and to develop new golfing events.  To date, the Company has not earned a profit.

The Company plans to derive some of its revenue through the selling of sponsor packages within the television production of The World Series of Golf®. The program will potentially air on US network television or US cable network. In addition, it will be sold into international television markets and distributed through new media outlets. The Company also plans on selling of golf merchandise, such as shirts, hats and other golf items with the World Series of Golf® logo on them. There can be no assurance the golfing public will purchase the logo items.

Because we have significant additional financing needs, we may be unable to raise sufficient capital to fund our planned operations.

The Company requires substantial working capital to fund its business.  Since inception, the Company has experienced negative cash flow from operations and expects to experience significant negative cash flow from operations for the foreseeable future.  As a result, the Company will depend on the sale of securities to fund its operations. If the Company raises additional funds through the issuance of equity or convertible debt securities, there will be dilution to the existing shareholders. Additionally, any debt financing that may be available to the Company may include restrictive covenants. The Company cannot be certain additional debt or equity financing will be available on favorable terms when required, if at all.  If the Company is unable to raise additional funds when necessary, the Company may have to reduce planned capital expenditures, scale back its development of products, sales or other operations or enter into financing arrangements on terms which the Company would not otherwise accept. Any inability to obtain any additional financing when needed would have a material adverse effect on the Company, requiring it to curtail and possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company’s then existing stockholders.

Because we offer highly specialized services, our brand of sports entertainment experience may not be widely adopted by players and the viewing public.

The Company’s services are highly specialized and are designed solely to meet the demand of sports entertainment, golf tournaments, “web-based-gaming”, and other entertainment event enterprises. If the market for sports entertainment, tournament play, and “web-based-gaming” content incorporating sports entertainment, golf tournaments and “web-based-gaming” does not become widely adopted by tournament players, television audiences, web-based-gamers, it would materially harm the Company’s business. The market for sports entertainment, golf tournaments, and “web-based-gaming “content  has only recently developed, is rapidly evolving and historically has been limited. Demand for sports entertainment, tournament play, and “web-based-gaming” must develop further in order to offer significant revenue opportunities for a sports and entertainment event company.

If we lose the services of one or more of our key personnel, our operating results and financial condition may be materially adversely affected.

Initially, the success of the Company is dependent upon Management’s efforts and the expertise of its Officers who have valuable experience in the industries to which the Company’s products will be marketed. A loss of the services of these individuals could adversely affect the conduct of the company’s business. The operation of the Company depends to a significant degree on the efforts of its officers and directors, particularly the efforts of R. Terry Leiweke and John F. Slitz.  The Company's officers and employees are bound by non-competition agreements and/or have significant ownership interests in the Company beyond their employment.  Even so, there is no assurance that officers and employees will not leave the Company or compete against the Company in the future. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition.

 If we are unable to properly manage the growth of our business, our operating results and financial condition may be materially adversely affected.

The Company's development to date has required, and is expected to continue to require, the full utilization of the Company's management, financial, and other resources, which to date has occurred without adequate working capital. The Company's ability to manage growth effectively will depend on its ability to improve and expand its operations, including its financial and management information systems, and to recruit, train and manage executive staff and employees. There can be no assurance that management will be able to manage growth effectively, and the failure to effectively manage growth may have a material adverse effect on the Company's results of operations.

Because our market is subject to rapidly changing preferences and conditions, our success depends on our ability to continually improve the performance, features and reliability of our services.

The Company’s marketing plan is dependent upon the needs and acceptance of the Company’s tournaments sponsors and by casino operators.  Many of the Company’s tournaments are proprietary in nature and casino operators are reluctant to promote untried golfing events. The failure to attract enough demand from casinos will have a significant negative impact on the future financial results of the Company. The sports event entertainment industry is characterized by a rapidly changing environment, technology, evolving industry standards and frequent new product and service introductions. These factors will require the Company to continually improve the performance, features and reliability of its services. The Company may not successfully respond quickly or cost effectively to these developments. The Company also may not achieve widespread acceptance of its services before its competitors offer products and services with features and quality similar to or better than the Company’s or that are more cost effective than its services. In addition, the widespread adoption of new technologies could require substantial expenditures by the Company to modify or adapt its business model.

Because we operate in a highly competitive market, our failure to compete effectively could adversely affect our sales and growth prospects.

Competition among golf tournaments is strong and presents a significant barrier to entry as well as growth. The most direct competition to the Company’s tournaments is the traditional golf tournaments played by the Professional Golf Association, which is already well established in   Nevada and throughout the United States.  Additional competition will also be faced from several relatively new companies entering the golf tournament business, including “Big Stakes” match play golf.

In recent years, the market has not been dominated by any single entity. The Company's existing competitors, as well as many potential new competitors, have significantly greater financial and technical resources, more established customer bases and more established distribution channels than the Company.  Moreover, because the Company is a start-up operation, it is more sensitive than an established business to the impact of competition.

Additionally, as more of these competitors enter into the marketplace, it is likely that the industry and the Company will experience a decrease in golfers, reduced operating margins and a loss of market share at a later date.

In addition, it is a reasonable possibility that existing or new competitors could develop tournaments that prove more attractive to casino operators and the golfing public.  If these factors occur, they would have a significant impact on the future financial operating results of the Company.

Any one or a combination of the events or other setbacks to the Company's business could cause the Company to fail and an investor to lose his or her entire investment. There can be no assurance that the Company will be a successful competitor in the golf tournament industry.

Poker events are based on games that have been played for years. The owners of the poker events can register marks but this is not a ‘patentable’ event. Unlike poker, the World Series of Golf® has not only secured marks on its names, but it has a patent pending on its playing format. The Company also protects our format with international registrations which are currently being filed. The mark, World Series of

Golf®, was filed on December 20, 2004, including the patent application. Both registrations were accepted. The patent application is in the pipeline and the mark World Series of Golf® was accepted and approved for trademark on March 16, 2005, serial #76536848. The marks are currently being used under the guidelines of ‘statement of use’ (i.e., organizing and conducting a series of golf tournaments).

It is important to note that even though our event has a wagering component, it is not a gambling event – it is an amateur prize tournament under a unique format. On January 25, 2005, Gordon and Silver Ltd, attorneys at law, and Mr. Jeffrey A. Silver, Esq. issued an opinion that the Company’s event is a game of skill and does not intersect the Nevada state criminal gambling laws (Opinion enclosed). However, certain states – very limited – do present a challenge for this type of event. The Company’s attorney has been researching international. There seems to be no such obstacles with international play of this event.

The Company has seen a number of other events under the high stakes golf banner appear on the landscape. Many of these events are buy-in events but they are primarily golf ‘tournaments’ and played under standard golf formats, usually stroke play. To the best of the Company’s knowledge, their event is the only one of its kind and anyone, who would introduce a similar event, would be challenged. Many of the other upstart events struggle with meaningful television coverage due to the abundance of golf tournaments played under similar formats.

Risks Related To Legal Uncertainty

If we are unable to protect our intellectual property rights, our ability to compete successfully could be significantly harmed.

The Company’s success depends on its intellectual property. It received a notice of allowance on May 18, 2004, Serial #76536848 from the US Patent and Trademark office for the following mark: The World Series of Golf®. The Company will attempt to protect its intellectual property with patents, copyrights, trade secret laws and confidentiality and non-disclosure agreements. The Company’s golf tournaments are proprietary in nature and the Company relies primarily on a combination of patent pending, trademark, copyright and trade secret laws as well as confidentiality/nondisclosure agreements to protect its proprietary rights in these tournaments.  The inventors of World Series of Golf®, World Series of Professional Men’s Golf™, World Series of Professional Women’s Golf™, World Series of Amateur Golf™ and the World Series of Club Championship Golf have applied for a United States trade marks with respect to the method of play and format of these tournaments, and such applications have been assigned to the Company. On July 29, 2006, our former Secretary/ Treasurer, Mr. Kenneth Maul, applied for a utility patent on the “Method for Conducting Sports Tournaments with Wagering.” The application is currently pending with no action having been taken by the patent office to this date. The protections offered by trade marks, Patents pending, copyright and trade secret laws might not prevent a competitor from designing tournaments that have an appearance and functionality that closely resembles World Series of Golf® tournaments. Also, the defense of intellectual property rights can be difficult and costly. There can thus be no assurance that the Company will be able to protect effectively its intellectual property rights from misappropriation by competitors. In addition, as the number of golf tournaments in the golfing industry increases and the functionality of these tournaments further overlaps, tournament developers may increasingly become subject to infringement claims. The Company may also become subject to such infringement claims, regardless of merit, that are brought by competitors or others. Although the Company is not currently aware of any infringement claim against it, there can be no assurance that the Company will not face such claims in the future. Any such infringement claim, litigation arising from such infringement claim and/or the eventual resolution of such infringement claim -- particularly if adverse to the Company -- would be costly and result in a diversion of management's attention from the Company's operations, and may have a material adverse effect on the Company's business and financial condition. Legal standards relating to the validity enforce ability and the scope of protection of certain proprietary rights in businesses is uncertain and constantly evolving.  No assurance can be given as to the future viability or value of any of the Company's proprietary rights or of similar rights of other companies within this market. The Company cannot be certain that the steps taken by it will prevent misappropriation or infringement of its intellectual property. Any such infringement or misappropriation could have a material adverse effect on the Company's business, results of operations and financial condition.  In addition, litigation may be necessary in the future to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others.  Such litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on the Company's business, results of operations and financial condition.  Furthermore, it is possible that the Company's business activities may infringe upon the proprietary rights of others, or that other parties may assert infringement claims against the Company.

The Company also relies on certain technology and content that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in its products and platforms, to perform key functions. Although the Company is generally indemnified against claims that such third party technology or content infringes the proprietary rights of others; such indemnification is not always available for all types of intellectual property rights, and in some cases the scope of such indemnification is limited. Even if the Company receives broad indemnification, third party indemnitors are not always well capitalized and may not be able to indemnify the Company in the event of infringement, resulting in substantial exposure to the Company.

Infringement or invalidity claims arising from the incorporation of third party technology or content, and claims for indemnification from our customers resulting in such claims, may be asserted against the Company. As a result of such claims, the Company could incur expenditures of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially and adversely affect the Company's business, financial condition and results of operations.

Though the Company has applied for United States and foreign patents they may not sufficiently protect its technology. If they fail to provide protection for the Company’s to its technology, it may make it easier for its competitors to offer technology equivalent or superior to the Company’s. Moreover, The Company has applied for registration of a number of key trademarks and service marks and intends to introduce new trademarks and service marks.

The Company may need to resort to litigation in the future to enforce or to protect its intellectual property rights, including its patent and trademark rights. In addition, its technologies and trademarks may be claimed to conflict with or infringe upon the patent, trademark or other proprietary rights of third parties. If this occurred, the Company would have to defend against the challenge, which could result in substantial costs and the diversion of resources. The Company also may have to obtain a license to use those proprietary rights or possibly cease using those rights altogether. Any of these events could materially harm its business.

If our business becomes subject to significant regulation in the future, our operating results and financial condition may be materially adversely affected.

The Company is not currently subject to direct regulation by any governmental agency, other than laws and regulations generally applicable to businesses. However, due to the increasing popularity of gaming and use of the Internet, it is possible that a number of laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may be applicable to the Company in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain.  The majority of laws that currently regulate the Internet were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.  Any new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase the Company's cost of doing business or increase our legal exposure.  Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company faces potential liability for claims based on the nature and content of the materials that it distributes over the Internet, including claims for defamation, negligence or copyright, patent or trademark infringement. Claims like these have been brought, and sometimes successfully litigated, against Internet companies. The Company's general liability insurance may not cover claims of this type or may not be adequate to indemnify the Company for any liability that may be imposed.  Any liability not covered by insurance or in excess of insurance coverage could have a material effect on the Company's business, financial condition and results of operation.

Legislation over content distributed over the Internet could damage the growth of the Internet generally and decrease the demand for the Company's products and services. Although two recently enacted federal laws regulating the content distributed over the Internet have either been partially struck down or enjoined, similar laws may be proposed and adopted.

Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate the Company's transmission or prosecute the Company for violations of their laws even though transmissions by the Company over the Internet originate primarily from Canada. Violations of local laws may be alleged or charged by state or foreign governments, and the Company may unintentionally violate local laws and local laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.

From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business, including claims of infringement of third party trademarks and other intellectual property rights by the Company and its licensees.  Claims like these, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could materially and adversely affect the Company's business, financial condition and results of operations.

If our services become subject to future federal or state gaming legislation or regulations, or if federal or state authorities take the position that our activities are subject to existing regulations, our operating results and financial condition may be materially adversely affected.

Our gaming law counsel has opined that the wagering involved in our unique form of golf tournament play constitutes a method of keeping score and not a form of gaming subject to control and/or regulation by the Nevada Gaming Commission.  In addition, our counsel has opined that our planned online games to be offered via the Internet are games of skill and not gambling subject to federal regulations regarding Internet gambling.  It is possible, however, that our golf tournaments and online games could become the subject of future federal or state gaming legislation or regulations or that federal or state authorities could take the position that our planned activities are subject to existing regulations.  In that event, the Company's business, financial condition and results of operations would be materially and adversely affected.

Because the market may respond to our business operations and that of our competitors, our stock price will likely be volatile.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD.The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “ICSU.” We anticipate that the market price of our Common Stock will be subject to wide fluctuations in response to several factors, including: our ability to develop projects successfully; increased competition from competitors; and our financial condition and results of our operations.

Because we completed a merger through a "reverse merger," we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of our Company since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on the effective date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Office(s) Held
R. Terry Leiweke	55	CEO, President, Director
John F. Slitz	60	Chairman of the Board, Director
Nancy Slitz	--	Secretary . Treasurer, Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

R. Terry Leiweke.  Mr. Leiweke is currently the President and CEO of the World Series of Golf, Inc.  Mr. Leiweke is the managing partner of the Leiweke Holding Company, headquartered in East Hampton, New York.  The company specializes in start-ups – primarily in the sports and entertainment business.  In 2001, Mr. Leiweke was a founding member of an Internet company, Wrenchead.com.  The functionality of the website allowed users to enter their vehicle ID number which would then display all the parts on their car and all the replacement parts that would keep their car in warranty.  They could then order the parts through the website.  Wrenchead was the first ever-direct link out of NASCAR.com.  Mr. Leiweke sold his shares to a group including CBS and Clearchannel.

In 1978, Mr. Leiweke founded Leiweke Films and Advertising.  The company’s primary responsibility is for packaging and producing television.  The company expanded into film production and broadened its base into commercial television production.  On top of production capacity, the company provided marketing and advertising services.  They handled a number of regional and national accounts.  During this time, Mr. Leiweke served on the Board of Directors of National Fairways, developers of high-end private golf clubs.  They developed numerous golf courses, including the famed Hudson National Golf Club in Croton-on-Hudson, New York.  He developed and executed all of their marketing strategies and drove revenue through player memberships.

Prior to that, Mr. Leiweke and his three brothers operated the Leiweke Companies. They launched and operated professional sports franchises across the US and Canada.

Mr. Leiweke attended the University of Houston on an athletic scholarship and played on their nationally ranked football teams. After leaving school in 1971, he went to work for ABC Sports where he worked in various production capacities. Mr. Leiweke returned to the city of Houston and opened the Houston Summit, the city of Houston’s sports and entertainment facility. The Summit was one of the country’s first state-of-the-art indoor facilities. He was the head of television and events for the building for over seven years.

John F. Slitz. Mr. Slitz served as President and Chief Executive Officer of the Company since December 9, 2003, until December 18, 2006 and is now the Chairman of the Board of Directors. Mr. Slitz is a managing partner in M & S Investments LLC an investment company which owns the trade marks on the World Series of Golf, World Series of Professional Men’s Golf, World Series of Professional Women’s Golf, World Series of Amateur Golf, and World Series of Golf Club Championship™, M & S Investments LLC is owned 50 / 50 between Mr. Slitz and Mr. Kenneth Maul. Mr. Slitz was a Director of OnSite Media Inc., which was successfully merged with Cotelligent Inc a public company in March 2, 2004. Mr. Slitz is currently Vice President of International Business Machines (IBM).   Mr. Slitz also presently owns Slitz & Company, a consulting firm to software and Internet companies. Mr. Slitz is also a managing partner in Las Vegas Venture Fund 1 LLC. Mr. Slitz is also currently in a venture partnership with Osprey Ventures and, as a partner with Osprey, Mr. Slitz has reviewed the business plans of over 900 software and Internet companies, working intensely with thirty-four of those companies, of which five have received funding through Osprey. From 1997-1999, Mr. Slitz was Senior Vice President of Marketing with Novell, Inc. In this position, Mr. Slitz was involved in restructuring Novell and improving revenues. From 1995-1997, Mr. Slitz was Vice President of Marketing, Object Technology/Application Development for IBM Corp. Mr. Slitz’ education includes a B.A. in Economics at SUNY at Cortland, MALS in Psychology/Sociology at the Graduate Faculty New School for Social Research, and an MBA in Management at Farleigh-Dickinson.

Nancy Slitz.  Mrs. Slitz is our Secretary and Treasurer and a Director.  Nancy Slitz was born and raised in New York and currently resides in Nevada.  She holds a BS and MS degree from SUNY at Cortland and Queens College.  For eleven years she was an Executive Recruiter and founder of her own search company, Slitz Search, which specialized in placing senior level high technology professionals.  Most recently Nancy received her real estate license in Nevada where she represents buyers and sellers in the luxury housing market with Viridian Group LLC.  Nancy serves as a board member of the Utah Shakespearean Festival and is a Wish Grantor for the Make-A-Wish Foundation.

Directors

Our bylaws authorize no less than one (1) and no more than thirteen (13) directors.  We currently have three (3) directors on the board, R. Terry Leiweke, John F. Slitz, and Nancy Slitz.

 Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

 Family Relationships

Two of our officers and directors, John Slitz and Nancy Slitz, are husband and wife.  There are no other family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

 Director or Officer Involvement in Certain Legal Proceedings

To  the best of our knowledge, during the past five years, none of the following  occurred  with  respect  to a present or former director or executive officer of  the  Company:  (1)  any bankruptcy petition filed by or against any business  of which such person was a general partner or executive officer either at  the  time  of the bankruptcy or within two years prior to that time; (2) any conviction  in  a  criminal  proceeding  or  being subject to a pending criminal proceeding  (excluding  traffic  violations and other minor offenses); (3) being subject  to  any order, judgment or decree, not subsequently reversed, suspended or  vacated,  of  any  court  of  any  competent  jurisdiction,  permanently  or temporarily enjoining, barring, suspending or otherwise limiting his involvement in  any  type of business, securities or banking activities; and (4) being found by  a  court  of  competent  jurisdiction  (in  a  civil action), the Securities and Exchange Commission or the Commodities  Futures  Trading  Commission  to  have  violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or  vacated.

Meetings of Our Board of Directors

Our board of directors did not hold any meetings during the most recently completed fiscal year end. Various matters were approved by consent resolution, which in each case was signed by each of the members of the Board then serving.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•
The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Experience in political affairs;
•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Executive Compensation

Compensation Discussion and Analysis

The Company presently not does have employment agreements with any of its named executive officers and it has not established a system of executive compensation or any fixed policies regarding compensation of executive officers.  Due to financial constraints typical of those faced by a developing business, the company has paid limited cash and/or stock compensation to those executive officers who are primarily responsible for the day-to-day management and continuing development of its business.  To date, the objective of the Company’s executive compensation has been to provide such reimbursement for the time spent by its most active executive officers as is feasible within current financial constraints.  At the present time, our President and CEO,

Terry Leiweke, is the only named executive officer who receives regular cash compensation.  At the current time, Mr. Leiweke receives a cash stipend of $20,000 per month.

The Company has established an incentive stock plan, but has not made any awards under the plan to date.   Our current and past named executive officers hold substantial ownership in the Company and are motivated by a strong entrepreneurial interest in expanding our operations and revenue base to the best of their ability.   As our business and operations expand and mature, we expect to develop a formal system of compensation designed to attract, retain and motivate talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer of World Series for its last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Terry Leiweke, CEO, President, Director	2006 2005	150,000 30,000	0 0	150,000 0	0 0	0 0	0 0	0 0	300,000 30,000

Kenneth L. Maul, former Secretary, Treasurer, Director	2006 2005	70,000 0	0 0	0 0	0 0	0 0	0 0	0 0	70,000 0

John F. Slitz, Chairman of the Board, Director	2006 2005	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Nancy Slitz, Secretary, Treasurer, Director	2006 2005	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a

Narrative Disclosure to the Summary Compensation Table

During the 2006 fiscal year, our president and CEO, Terry Leiweke, was paid $150,000 in cash compensation and was granted 100,000 shares of common stock.  Our former Secretary / Treasurer, Kenneth Maul, was paid $70,000 in cash compensation.  These officers were primarily responsible for daily management and development of our business during the 2006 fiscal year and the amounts awarded reflect the approximate proportion of responsibility borne by each during the fiscal year ended December 31, 2006.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer of World Series outstanding as of the end of its last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
R. Terry Leiweke	0	0	0	0	0	0	0	0	0
Kenneth L. Maul (former officer)	0	0	0	0	0	0	0	0	0
John F. Slitz	0	0	0	0	0	0	0	0	0
Nancy Slitz	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Compensation of Directors Table

The table below summarizes all compensation paid to the directors of World Series for its last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Terry Leiweke	150,000	150,000	0	0	0	0	300,000
Kenneth L. Maul, former Director	70,000	0	0	0	0	0	70,000
John F. Slitz	0	0	0	0	0	0	0
Nancy Slitz	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Narrative Disclosure to the Director Compensation Table

Directors do not currently receive any cash compensation from the Company or for their service as members of the Board of Directors.  The compensation summarized above reflects the compensation each of our directors received in their capacities as executive officers of the Company.

Incentive Stock Plan

The Company has adopted an incentive stock plan to attract, retain and motivate officers, directors, employees and independent contractors, and to further align their interests with those of the Company's shareholders, by providing for performance based benefits.  The board has set aside 2,000,000 shares for issuance of options under the plan.  To date, no options have been issued under the plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of the effective date of the Merger by (1) all persons who are beneficial owners of 5% or more of our voting securities, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 21,399,998 Shares of Common Stock issued and outstanding as of the effective date of the Merger.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common	R. Terry Leiweke 48 Princeville Lane Las Vegas NV 89113	2,146,468	10.03%
Common	John F. Slitz 2820 High Sail Court Las Vegas, NV 89117 (2)	3,043,220	14.22%
Common	M&S Investments, Inc. (1)	400,000	1.87%

Common	Nancy Slitz 2820 High Sail Court Las Vegas, NV 89117(2)	--	--
	All Officers and Directors as a Group	5,589,688	26.12%

	Other 5% owners
Common	The Custom Group, Stevie Craig, and Simon Craig London, England	2,000,000	9.35%
Common	Kenneth Maul 1613 Night Wind Dr. Las Vegas, Nevada, 89117	1,724,800	8.06%

(1) Kenneth Maul and John Slitz are the beneficial owners of 400,000 shares of common stock owned by M&S Investments, Inc.

(2) Total includes 2,049,128 currently issued and outstanding shares of common stock and 994,092 shares of common stock which would be issuable upon complete conversion of a Convertible Promissory Note owed by the Company to the Slitz Family Trust. John and Nancy Slitz are married. All shares held by the couple are related under John Slitz without refrence to ownership or any community property rights.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent (5%) of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plans as of January  31, 2008

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and right	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders (1)	-	–	-
Equity compensation plans not approved by security holders (1)	–	–	–
Total	-	–	-

(1)We have adopted a stock option plan which provides for the issuance of incentive stock options. Our board has set aside 2,000,000 shares of common stock for issuance under the plan. To date, we have not issued any options under the plan.

Certain Relationships and Related Transactions

With the exception of the Merger and the matters set forth below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us:

(1) Mr. Kenneth L. Maul, our former Secretary/ Treasurer,a former director, and an 8.06% shareholder in the Company, is the inventor of the World Series of Golf game. On October 5, 2004, Mr. Maul submitted a U.S. utility patent application (Application No. 10/958,933) for the invention, entitled “Method for Conducting Sports Tournaments With Wagering.” The patent application is currently pending with no action having been taken by the Patent Office as of this date.  Mr. Maul has assigned all right, title and interest in the patent application to WSG.  M & S Investments LLC, a limited liability company owned 50/50 by Mr. Maul and Mr. John Slitz, our Chairman and a director, has obtained U.S. Trademarks for World Series of Golf®; World Series of Professional Men’s Golf™, World Series of Professional Women’s Golf™, and World Series of Amateur Golf™. M&S Investments has also applied for U.S. trademark protection for “World Series of Golf Club Championship.” M&S Investments has assigned all rights to these marks to WSG. The Company intends to protect any future products it develops through a combination of patents, trademarks and copyrights.

(2) John F. Slitz, our Chairman of the Board and a Director, is the beneficial holder of a Convertible Promissory Note owed by the Company to the Slitz Family Trust in the amount of $994,092.  The Note is convertible into shares of common stock at a conversion price of $1.00 per share.  The Note bears interest at the rate of 12 per cent per annum and is due on or before January 1, 2009.

Item 3.02.  Unregistered Sales of Equity Securities

In connection with the Merger, each share of World Series’ issued and outstanding common stock immediately prior to the closing of the Merger was converted into the right to receive one share of our common stock. 14,400,000 shares of our common stock were issued to the former holders of common stock of World Series on as of the effective date of the Merger in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 par value per share. Immediately following the Merger, there were 21,399,998 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Market Price and Dividends

At times prior to the Merger, World Series was a privately-held company. There has never been a public market for the securities of World Series. World Series has never declared or paid any cash dividends on its capital stock. In addition, there has never been a trading market for World Series’ common stock.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of January 31, 2008, our shares were quoted on the OTCBB under the symbol “ICSU.” We anticipate that our symbol will change in the near future as a result of the change in the Company’s name to “World Series of Golf, Inc.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending January 31, 2007

Quarter Ended	High $	Low $
April 30, 2006	n/a	n/a
July 31, 2006	n/a	n/a
October 31, 2006	n/a	n/a
January 31, 2007	n/a	n/a

Quarter Ended	High $	Low $
April 30, 2007	n/a	n/a
July 31, 2007	.50	.20
October 31, 2007	.55	.30

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer Inc., 2470 St. Rose Pkwy, Suite 304,
Henderson, Nevada 89074.

Item 5.01.  Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the effective time of the Merger, Dawn Marie Hughes resigned as our sole director and officer. There was no known disagreement with Ms. Hughes on any matter relating to our operations, policies, or practices. Pursuant to the terms of the Merger Agreement, our new directors and officers are as set forth herein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. Pursuant to the terms of the Merger Agreement, R. Terry Leiweke, John Slitz, and Nancy Slitz, who prior to the Merger were the directors of World Series, were appointed as our directors.

Item 5.03.  Amendments to Articles of Incorporation; Change In Fiscal Year

On February 1, 2008, we merged our Acquisition Sub with and into the Company in a short-form merger transaction under Nevada law and, in connection with this short form merger, changed the name of the Company to “World Series of Golf, Inc.”

Prior to the Merger, the Company’s fiscal year end was January 31, and the fiscal year end of World Series was December 31.  Following the interpretive guidelines of the Commission, the Company has elected to formally change its fiscal year end to match its accounting predecessor’s fiscal year end.  At the effective time of the Merger, the Board of Directors of the Company acted by unanimous written consent to change the Company’s fiscal year end from January 31 to December 31.  As a result of the interpretive guidelines of the Commission mentioned above, no transition report is required in connection with such change in fiscal year end. Accordingly, the Company intends to file an annual report on Form 10-K for the year ended December 31, 2007 and subsequently file a quarterly report on Form 10-Q for the period ended March 31, 2008.

Item 9.01.  Financial Statements and Exhibits

(a)                Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the audited financial statements of our predecessor World Series of Golf, Inc., a Nevada corporation, for the years ended December 31, 2005 and 2006, and the nine month period ended September 30, 2007 are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b)              Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(c)             Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Agreement of Merger and Plan of MergerWorld Series of Golf, Inc. Stock Option Plan
10.1	World Series of Golf Stock Option Plan
99.1	Audited financial statements of World Series of Golf, Inc. for the years ended December 31, 2005 and 2006 and the nine month period ended September 30, 2007
99.2	Unaudited pro forma consolidated balance sheet as of September 30, 2007; and unaudited pro forma consolidated statement of operations as of September 30, 2007; Unaudited Proforma Consolidated Balance Sheet as of December 31, 2006 and unaudited pro forma consolidated statement of operations as of December 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 1, 2008	World Series of Golf, Inc.

By: /s/ R. Terry Leiweke
R. Terry Leiweke
Chief Executive Officer